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                                                                     EXHIBIT 4.5

                              EMPLOYMENT AGREEMENT


                                     Between

                              1. ASML Holding N.V.

                                       and

                                  2 E. Meurice
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THE UNDERSIGNED:

1. ASML Holding N.V., established and headquartered at Veldhoven, the Netherlands, represented by H. Bodt and J.W.B. Westerburgen, in their capacity of Chairman and member of the Supervisory Board respectively and acting on behalf of the Supervisory Board, hereinafter referred to as:
      "ASML";

and

2. Eric Meurice, residing in Heatherbrook - Portnall Rise, GU25 4 JZ Virginia Water, United Kingdom, hereinafter referred to as: "the Executive";

WHEREAS:

The Supervisory Board and the Executive have agreed that the Executive shall enter into an employment agreement with ASML on September 1, 2004;

Subject to the notification of the Special Meeting of Shareholders to be convened for August 2004, the Supervisory Board has expressed its intention to appoint the Executive as Chief Executive Officer ("CEO") and chairman of the Board of Management for a period of four years counting from the first date of employment, without prejudice to the rights of the parties to terminate the appointment during the four years' period;

The parties desire to set forth the terms and conditions applying to the Executive's employment.

DECLARE TO HAVE AGREED AS FOLLOWS:

1.    DATE OF COMMENCEMENT OF EMPLOYMENT AND POSITION

1.1 The Executive shall enter into an employment agreement with ASML in the position of chairman of the Board of Management of ASML and CEO, effective as of September 1, 2004.

1.2 The Executive's place of employment will be the office of ASML, in Veldhoven. ASML will be entitled to change the place of employment in good consultation with the Executive.

1.3 The Executive shall fulfill all obligations vested in him by law, laid down in the articles of association of ASML and in instructions determined or to be determined in a Board of Management regulation.

1.4 The Executive is obliged to do or to refrain from doing all that directors in similar positions should do or should refrain from doing. The Executive shall fully devote himself, his time and his energy to promoting the interest of the ASML group of companies.

1.5 If the Executive is a member of the board of another company within the ASML group of companies on the basis of his position as CEO of ASML (so-called "q.q. directorships"), or if the Executive is employed in any other position pursuant to his position as CEO of ASML (so-called "q.q.-positions"), he will not be paid any income therefrom.

1.6 The Executive shall adhere to the ASML Code of Ethical Business Conduct, the ASML Insider Trading Rules as well as other generally applicable ASML guidelines (f.e. ASML's security-/information-/travels policies), as amended from time to time.

2.    DURATION OF THE AGREEMENT AND NOTICE OF TERMINATION

2.1 This agreement is entered into for a definite period of four (4) years. No later than December 31, 2007 ASML and the Executive will discuss the possibilities and conditions of an extension of this employment relationship after September 1, 2008. If agreement on an extension is not reached before January 31, 2008 this agreement will terminate by operation of law, without notice being required, on September 1, 2008.


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2.2   Without prejudice to paragraph 1 of this article, this agreement may be terminated by either party during its term with due observance of a notice period of six (6) months for ASML and a notice period of three (3) months for the Executive.

2.3 If ASML gives notice of termination of the employment agreement for reasons which are not exclusively or mainly found in acts or omissions on the side of the Executive, a severance amount equal to one year base salary, as referred to in article 3.1 of this agreement, will be made available to the Executive upon the effective date of termination. This severance payment will also be made available to the Executive in case the Executive gives notice of termination of the employment agreement in connection with a substantial difference of opinion between the Executive and the Supervisory Board regarding his employment agreement, his function or the Company's strategy.

2.4 The Executive shall also be entitled to the severance amount as referred to in article 2.3 in the event ASML or its legal successor gives notice of termination in connection with a Change of Control as referred to in article 16.1, or if the Executive gives notice of termination, which is directly related to such Change of Control and such notice is given within 12 months from the date on which the Change of Control occurs.

2.5 At the termination of this agreement the Executive shall resign from the q.q. directorship(s) and/or q.q. position(s) held by him as referred to in article 1.5 of this agreement.

3.    SALARY AND BONUS

3.1 The Executive's base salary, including holiday allowance, shall amount to EUR 600,000 (sixhundredthousand Euro) gross per year based on full time employment, which base salary shall be paid in twelve equal instalments at the end of each month assuming a full year of employment.

3.2 The Supervisory Board shall review annually whether, at its discretion, an increase in the gross base salary is justified.

3.3 The Executive is entitled to a yearly bonus up to a maximum of 50% of the gross base salary paid in the relevant bonus year. The bonus will be determined in accordance with the ASML Holding NV Board of Management Remuneration Policy ("the ASML Remuneration Policy") as applicable from time to time. For 2004, the Executive shall be entitled to this bonus pro rata the number of months of his employment at ASML in 2004.

3.4 The bonus as referred to in article 3.3, if any, shall be paid by ASML, to the Executive within two months from the date on which the annual accounts pertaining to the relevant bonus year have been approved.

3.5   The Executive is not entitled to a bonus as referred to in article 3.3:

      (a) that relates to a year during which the Executive was not able to perform duties due to illness for a consecutive period of four months or more, or

      (b) that relates to a year in which he was suspended for any period of time, or

      (c) that relates to a year in which the employment agreement terminated before the end of the relevant bonus year, provided that if this termination took place on the initiative of ASML, without an urgent cause for such termination, the Executive shall be entitled to a pro rata part of the bonus commensurate with the period of employment during the relevant bonus year.

4.    TAX

4.1 ASML and the Executive will jointly put forward a request to the Dutch tax authorities in order to apply for the so called 30% ruling as referred to in article 15a, sub k "Wet op de Loonbelasting"


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5.    PERFORMANCE STOCK - PERFORMANCE STOCK OPTIONS, SIGN-ON OPTIONS

5.1 The Executive shall be eligible to participate in the Board of Management Performance Stock Options and Performance Stock programs as determined by the applicable ASML Remuneration Policy.

5.2 The Executive shall be entitled to 125,000 stock options in ASML upon signing of this agreement, subject to statutory Dutch tax withholdings and under such further conditions as set forth in the applicable ASML stock option plan.

6.    EXPENSES, COMPANY CAR AND TRAVEL

6.1 Any reasonable expenses properly incurred by the Executive in the performance of his duties, shall be reimbursed by ASML, in accordance with the standard procedure within the organisation of ASML. An account of such expenses, accompanied by supporting receipts and other appropriate evidence shall be rendered by the Executive to ASML prior to any reimbursement. The Chairman of the Supervisory Board has the right to examine the relevant administration from time to time.

6.2 ASML shall pay the Executive a monthly allowance of EUR 353 in addition to his salary for out-of-pocket expenses.

6.3 ASML shall provide the Executive with a company car with a maximum integral lease price of EUR 2,100 per month exclusive of VAT for the performance of his duties and on such further conditions as shall be determined by ASML, from time to time. In the event of sickness for a period exceeding four months, ASML will be entitled to reclaim the company car from the Executive, without the Executive being entitled to any compensation. The Executive shall comply with ASML's request to return the car.

6.4 ASML shall pay those costs of a private telephone and fax machine for the Executive, which are in excess of the amount that must be paid by the Executive in order to avoid tax-liability for ASML, to the extent that those costs are reasonable.

6.5 The Executive and his spouse shall be entitled to a reasonable number of return flights per year from Eindhoven or Amsterdam to London at the expense of ASML

6.6 ASML shall pay for the reasonable costs of moving to the Netherlands at the beginning of the employment agreement and the reasonable costs of relocation to the UK or another European country at the end of the employment agreement in accordance with prevailing practices within ASML on relocation.

6.7 The Executive shall be entitled to a monthly contribution in housing cost of EUR 2,000. Furthermore ASML shall pay the reasonable cost of furnishing an -unfurnished- accomodation up to a maximum of EUR 25,000.

6.8 ASML shall reimburse the cost for the Executive's yearly tax advice and tax return preparation, provided that the Executive uses the services of a reputable tax firm.

7.    HOLIDAYS

7.1 The Executive shall be entitled to 30 working days vacation per year. In taking vacation, the Executive shall duly observe the interests of ASML.

8.    INSURANCES

8.1 ASML shall contribute 50% of the annual gross premium of the ASML medical insurance taken out for the Executive, his spouse and children (as defined in the relevant policy).


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8.2   ASML shall pay the annual premium of the ASML travel and accident insurance. This insurance shall, if and when the Executive is accepted, provide coverage to the Executive as mentioned in the relevant policy.

8.3 ASML shall pay the annual premium of the ASML Director and Officers Liability Insurance policy. This insurance shall provide coverage to the Executive as mentioned in the relevant policy.

8.4 ASML shall pay the annual premium of the supplemental disability insurance. This insurance shall, if and when the Executive is accepted, provide coverage to the Executive as mentioned in the relevant policy.

9.    SICKNESS

9.1 In the event of sickness as defined in the Civil Code, the Executive shall notify ASML as soon as possible, but nevertheless before 10:00 hours at the latest on the first day of sickness. The Executive shall observe ASML's policy pertaining to sickness, as determined by ASML from time to time.

9.2 In the event of sickness, ASML shall pay to the Executive from the first day of sickness 100% of his salary as defined in article 3.1 up to a maximum of 52 weeks as from the first day of sickness. If the sickness continues after the first 52 weeks, ASML shall for a subsequent period up to a maximum of again 52 weeks pay an amount of salary equalling the legally required minimum. The above applies, however, only if and to the extent that ASML is under the obligation to continue to pay the salary.

9.3 The Executive shall not be entitled to the salary payment referred to in paragraph 2 of this article, if and to the extent that in connection with his sickness, he can validly claim damages from a third party on account of loss of salary and if and to the extent that the payments by ASML set forth in paragraph 2 of this article exceed the minimum obligation under the Civil Code. In this event, ASML shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Executive of his rights to damages vis-a-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by ASML if the compensation is paid or, as the case may be, in proportion thereto.

10.   PENSION

10.1 The Executive declares himself to be familiar with the prevailing defined contribution pension scheme of ASML. The parties agree to fulfil the obligations arising from such pension scheme.

11.   CONFIDENTIALITY

11.1 The Executive shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of ASML or of other companies affiliated with ASML unless such personnel must be informed in connection with their work activities for ASML) any information of a confidential nature concerning ASML or other companies affiliated with ASML, which has become known to the Executive as a result of his employment with ASML and of which the Executive knows or should have known to be of a confidential nature.

11.2 If the Executive breaches the obligations as expressed in paragraph 1 of this article, the Executive shall, without any notice of default being required, pay to ASML for each breach thereof, a penalty amounting to EUR 50,000. Alternatively, ASML will be entitled to claim full damages.

12.   DOCUMENTS


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12.1  The Executive shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to ASML or to other companies affiliated with ASML and which have been made available to the Executive as a result of his employment, except insofar as and for as long as necessary for the performance of his work for ASML. In any event the Executive will be obliged to return to ASML immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Executive from active duty for whatever reason.

13.   NO ADDITIONAL OCCUPATION

13.1 The Executive shall refrain from accepting remunerated or time consuming non-remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of the Chairman of the ASML Supervisory Board. ASML shall be entitled to any remuneration resulting from such work activities.

14.   NON-COMPETITION

14.1 The Executive shall throughout the duration of this agreement and for a period of one year after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of the Executive or for the account of others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of ASML or any of its subsidiaries or affiliated companies nor act as intermediary in whatever manner directly or indirectly. This obligation applies worldwide.

14.2 In the event the Executive breaches the obligations as expressed in paragraph 1 of this article, the Executive shall without notice of default being required, pay to ASML for each such breach a penalty equal to an amount of EUR 25,000, plus a penalty of EUR 2,500 for each day such breach occurs and continues. Alternatively, ASML will be entitled to claim full damages.

15.   INTELLECTUAL PROPERTY

15.1 The Executive shall be obliged to assign and transfer to ASML any right associated with patents, models, designs and/or any other intellectual property right related to and forthcoming from the Executive's employment with ASML, during this employment or in the period of twelve months after termination of such employment. The Executive is obliged to inform ASML, of the existence of aforementioned rights and assign and transfer these rights to ASML without undue delay. The Executive acknowledges that the salary received by him in relation to this agreement includes an allowance for the fact that intellectual property rights will not be assigned to the Executive and that, insofar as applicable, the Executive will assign and transfer these rights to ASML.

16. AMENDMENTS TO THE TERMS AND CONDITIONS OF THE APPLICABLE ASML STOCK OPTION PLANS IN CASE OF A CHANGE OF CONTROL

16.1  In this article the following definitions shall apply:

      (a) "CHANGE OF CONTROL" of ASML means (i) any merger or consolidation of ASML with or into any other individual, partnership, company or entity in the broadest sense (hereinafter referred to as "Third Party(ies)") or any stock purchase or sale, reorganization, recapitalization or other transaction, in each case, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any Third Party(ies), not currently controlling ASML acquires Control of ASML or of its transferee(s) or surviving Third Party(ies) or (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of ASML, on a consolidated basis, in one transaction or a series of related transactions;

      (b) "CONTROL" means, with respect to any Person, the power to control, directly or indirectly, greater than 50% of' the voting interest of such Person, or the ability to appoint or elect


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            more than 50% of the Management Board or other equivalent governing board of such Person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise;

      (c) "PERSON" means any individual, partnership. limited liability company, firm, corporation, company, association, trust, unincorporated organization or other entity.

16.2 In the event notice of termination of this agreement is given by ASML or its legal successor in connection with a Change of Control, the rights of the Executive under any of the applicable ASML Performance Stock and Performance Stock Option plan(s) shall not be subject to the restrictions contained in the relevant articles related to termination of employment in the applicable ASML plans and the Executive shall remain entitled to exercise options during the full original Option Period as defined in the Performance Stock Option plans. In addition the Executive will not be subject to any stock option Embargo Period or any embargo to sell stock as defined in the applicable ASML plan(s) and consequently the Executive can exercise any option(s) or sell stock held by him without being restricted as per the relevant articles in the applicable ASML plans. This provision
      16.2 also applies if the Executive gives notice of termination, provided that this notice of termination is directly related to the Change of Control and such notice is given within 12 months from the date on which the Change of Control occurs.

16.3 The provisions of this article do not affect any other rights the parties have or may have under Dutch law in the event of a termination of this agreement.

17.   GIFTS

17.1 The Executive shall not in connection with the performance of his duties, directly or indirectly, accept or demand commission, contributions or reimbursement in any form whatsoever from third parties. This does not apply to customary promotional gifts of little value, also taking into consideration provision 1.6 of this agreement.

18.   AMENDMENTS

18.1 Amendments to this agreement may only be agreed upon in writing and with regard to ASML, solely when a decision to that effect has been taken by the competent body of ASML.

19.   MISCELLANEOUS

19.1 This agreement supersedes all previous agreements between the Executive and ASML, and between the Executive and any affiliated companies and takes their place. After this agreement has been signed, the Executive and ASML can no longer derive any rights from agreements, which have been superseded herewith.

20.   APPLICABLE LAW, NO COLLECTIVE LABOUR AGREEMENT

20.1  This agreement is governed by the laws of the Netherlands.

20.2  No Collective Labour Agreement is applicable to this agreement.


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In witness whereof, this agreement has been signed and executed in duplicate this 2nd day of August 2004.

  /s/ H. Bodt                                             /s/  E Meurice
---------------------------                               -------------------
H. Bodt                                                   E. Meurice
Chairman of the Supervisory Board of ASML Holding N.V.



  /s/ J.W.B. Westerburgen
---------------------------
J.W.B. Westerburgen

Member of the Supervisory Board of ASML Holding N.V.


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